News Release

431 Fairway Drive, Suite 200, Deerfield Beach, FL  33441
FOR IMMEDIATE RELEASE

Capstone Companies, Inc. Common Stock Approved For DWAC/FAST

DEERFIELD BEACH, FL, March 8, 2021 – Capstone Companies, Inc. (OTCQB: CAPC) (“Capstone” or “CAPC”), a designer, manufacturer and marketer of consumer inspired products that simplify daily living through technology, announced today that the Depository Trust Company (“DTC”) has approved Capstone common stock for DWAC/FAST transfers.  This newly approved stock transfer capability will enable Capstone Shareholders to transfer their shares of CAPC common stock electronically after buying or selling on the open market, without the extra expense and delay associated with the processing and transfer of physical share certificates.

Aimee C. Brown, Capstone’s Corporate Secretary, commented, “DWAC/FAST will improve the ability of shareholders to manage their CAPC common stock and is part of our ongoing 2021 review of ways to provide shareholder-friendly assistance in investor relations and make progress in the evolution of our public company.”

About DWAC/FAST.
DWAC allows participants to instruct DTC regarding deposit and withdrawal transactions being made directly via a FAST transfer agent. The FAST system eliminates the movement of physical share certificates for transfers of securities registered in the name of DTC's nominee, Cede & Co., on the transfer agent's books. DTC and its FAST transfer agents reconcile the results of participants' deposit and withdrawal activities electronically on a daily basis.

About Capstone Companies, Inc.
Capstone Companies, Inc. is a public holding company that engages, through its wholly owned subsidiaries, Capstone Industries, Inc., Capstone Lighting Technologies, LLC, and Capstone International HK, Ltd., in the development, manufacturing and marketing of consumer products.

Visit our websites www.capstoneindustries.com and www.capstoneconnected.com for information on current product offerings. Capstone provides certain investor information on its corporate website at www.capstonecompaniesinc.com. Contents of referenced URL’s are not incorporated herein.

Forward Looking Statements. This press release may contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing Capstone’s views as of any subsequent date. Such forward-looking statements are based on information available to the Capstone as of the date of this press release and involve a number of risks and uncertainties, some beyond the Capstone’s control or ability to foresee, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including, the impact of DTC/DWAC on shareholder management of CAPC common stock or trading.  Information that could lead to material changes in Capstone’s performance is contained in its filings with the Securities and Exchange Commission or “SEC”. Capstone is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this press release, whether as a result of current information, future events or otherwise.  Any investment in CAPC common stock, which is a “penny stock,” is highly risky and not suitable for investors who require liquidity and are unable to withstand the loss of their investment.  Investors should only rely on public information in filings with the SEC, including disclosures of Risk Factors, as a basis for investment decisions about CAPC common stock. Capstone’s SEC filings can be accessed through SEC website: www.sec.gov.

For more information, contact:
Company:
Aimee C. Brown
Corporate Secretary
(954) 252-3440, ext. 313
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